Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 29, 2014	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS
Second Quarter Net Income per Share of $1.77 on Sales of $2.8 Billion

DULUTH, GA – July 29 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.8 billion for the second quarter of 2014, a decrease of approximately 9.8% compared to net sales of approximately $3.0 billion for the second quarter of 2013. Net income for the second quarter of 2014 was $1.77 per share. This result compares to net income of $2.15 per share for the second quarter of 2013. Excluding favorable currency translation impacts of approximately 0.3%, net sales in the second quarter of 2014 decreased approximately 10.1% compared to the second quarter of 2013.

Net sales for the first six months of 2014 were approximately $5.1 billion, a decrease of approximately 6.7% compared to the same period in 2013. Excluding the unfavorable impact of currency translation of approximately 0.7%, net sales for the first six months of 2014 decreased approximately 6.0% compared to the same period in 2013. For the first six months of 2014, net income was $2.79 per share. This result compares to net income of $3.34 per share for the first six months of 2013.

Second Quarter Highlights

•	Regional sales results(1): North America -12.2%, Europe/Africa/ Middle East (“EAME”) -8.6%, South America -10.7%, Asia/Pacific (“APAC”) -13.3%

•	Regional operating margin performance: EAME 12.4%, North America 13.9%, South America 6.8%, APAC -3.2%

•	Full year earnings per share guidance reduced to approximately $5.00

•	Share repurchase program reduces outstanding shares by 4.2 million during 1H 2014

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“In the second quarter, AGCO faced more challenging market conditions which resulted in a sales decline of about 10%,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief

Executive Officer. “Falling commodity prices negatively impacted farmer sentiment, and demand for agricultural equipment softened across end markets in North America and Europe while remaining weak in South America. Despite the difficult operating environment, our increased emphasis on new products with advanced technologies has been well received by our customers, and our retail market performance continues to be positive. AGCO experienced weakening order trends throughout the second quarter, and in response, the Company took aggressive actions to cut production, manage inventory levels, reduce operating expenses and generate cash flow. We will maintain these priorities during the third and fourth quarters.”

Market Update

Industry Unit Retail Sales

Six months ended June 30, 2014	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(2)%	(15)%
South America	(18)%	(25)%
Western Europe	(6)%	(4)%

(1)Excludes compact tractors.

“The outlook for crop production has improved dramatically during the second quarter,” stated Mr. Richenhagen. “Warm dry weather across the U.S. allowed farmers to complete their planting and be in position for attractive yields. Favorable growing conditions in most of Western Europe are resulting in forecasts for improved 2014 harvests. The potential for near record crops in North and South America as well as Europe is producing higher estimates for end of year grain inventories and is driving down soft commodity prices. With prospects for lower farm income impacting farmer sentiment, we are experiencing softer industry equipment demand in all major markets. Industry demand in North America has weakened with declines in sales of high-horsepower tractors, combines and sprayers, partially offset by growth in the lower-horsepower categories due to improved conditions in the region's dairy and livestock sectors. Retail sales of farm equipment remains mixed across Western Europe, with weakness in demand from the arable farming sector. Industry sales have remained soft in France and weakened in Germany while modest recovery was experienced in the United Kingdom. Delays with government financing programs and weak demand from sugar producers negatively impacted industry sales in Brazil. Our long-term view remains optimistic as the growing population, increasing emerging market protein consumption and biofuels use are expected to positively support grain demand and healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2014	2013	% change from 2013	% change from 2013 due to currency translation(1)
North America	$686.2	$788.9	(13.0)%	(0.8)%
South America	440.2	540.0	(18.5)%	(7.8)%
Europe/Africa/Middle East	1,521.9	1,599.0	(4.8)%	3.8%
Asia/Pacific	102.0	120.3	(15.2)%	(1.9)%
Total	$2,750.3	$3,048.2	(9.8)%	0.3%

Six Months Ended June 30,	2014	2013	% change from 2013	% change from 2013 due to currency translation(1)
North America	$1,333.7	$1,413.1	(5.6)%	(1.1)%
South America	793.8	1,005.7	(21.1)%	(11.0)%
Europe/Africa/Middle East	2,757.8	2,792.2	(1.2)%	3.3%
Asia/Pacific	198.4	240.3	(17.4)%	(2.5)%
Total	$5,083.7	$5,451.3	(6.7)%	(0.7)%
(1) See Footnotes for additional disclosures

North America

AGCO’s North American sales declined 4.5% in the first half of 2014 compared to the first half of 2013, excluding the impact of unfavorable currency translation. The most significant decreases were in high-horsepower tractors and implements with growth in small tractor sales partially offsetting the declines. Lower sales, a weaker sales mix and lower production volumes contributed to a decline in income from operations of $42.7 million for the first six months of 2014 compared to the same period in 2013.

South America

South American net sales decreased 10.1% in the first six months of 2014 compared to the first six months of 2013, excluding the negative impact of currency translation. Lower sales in Brazil produced most of the decrease. Income from operations decreased $50.2 million for the first half of 2014 compared to the same period in 2013 due to lower sales and production volumes as well as increased expenditures on engineering.

EAME

Net sales, excluding favorable currency translation impacts, decreased 4.5% in AGCO’s EAME region in the first half of 2014 compared to the same period in 2013 due to softer market conditions. Sales declines in France, Germany and Austria were partially offset by growth in Africa and Turkey. EAME operating income increased $4.4 million in the first six months of 2014 compared to the same period in 2013. Improved factory productivity and the benefit of cost reduction initiatives were partially offset by the negative impact of lower sales and production levels.

Asia/Pacific

Excluding the negative impact of currency translation, net sales in the Asia/Pacific region declined 14.9% in the first six months of 2014 compared to the same period of 2013. Income from operations in the Asia/Pacific region declined $9.3 million in the first half of 2014, compared to the same period in 2013, due to lower sales and increased market development costs in China.

Outlook

Global industry demand is softening compared to 2013 and declines are anticipated across all major global agricultural markets, particularly in the professional producer segment. AGCO is targeting earnings per share of approximately $5.00 for the full year of 2014. Net sales are expected to range from $10.1 billion to $10.3 billion. The negative impact of lower sales and production volumes on gross margins, increased engineering expenditures to meet Tier 4 final emission requirements and market development expenses are expected to be partially offset by improved productivity and cost reduction initiatives.

“We are balancing near-term cost reductions with continued investment in longer-term growth initiatives,” continued Mr. Richenhagen. “We remain positioned to focus on operational improvements and additional investment in new products. The short-term cost reduction actions and production cuts should see us through the current market softness, while our strategic investments should position us for profitable growth as market conditions improve.”

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 29, 2014. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, grain inventories, crop production, commodity prices, margin improvements, investments in product development, operational and financial initiatives, production volumes, gross margins, market development and performance, engineering expenses, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2013, AGCO had net sales of $10.8 billion. For more information, see http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$323.3	$1,047.2
Accounts and notes receivable, net	1,233.4	940.6
Inventories, net	2,437.9	2,016.1
Deferred tax assets	219.3	241.2
Other current assets	319.7	272.0
Total current assets	4,533.6	4,517.1
Property, plant and equipment, net	1,603.5	1,602.3
Investment in affiliates	448.2	416.1
Deferred tax assets	23.6	24.4
Other assets	128.2	134.6
Intangible assets, net	541.6	565.6
Goodwill	1,190.6	1,178.7
Total assets	$8,469.3	$8,438.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$94.4	$110.5
Convertible senior subordinated notes	151.5	201.2
Accounts payable	948.7	960.3
Accrued expenses	1,375.1	1,389.2
Other current liabilities	221.0	150.8
Total current liabilities	2,790.7	2,812.0
Long-term debt, less current portion	979.2	938.5
Pensions and postretirement health care benefits	234.3	246.4
Deferred tax liabilities	241.8	251.2
Other noncurrent liabilities	160.9	145.9
Total liabilities	4,406.9	4,394.0

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	1.0
Additional paid-in capital	823.0	1,117.9
Retained earnings	3,649.2	3,402.0
Accumulated other comprehensive loss	(445.3)	(510.7)
Total AGCO Corporation stockholders’ equity	4,027.8	4,010.2
Noncontrolling interests	34.6	34.6
Total stockholders’ equity	4,062.4	4,044.8
Total liabilities and stockholders’ equity	$8,469.3	$8,438.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2014	2013
Net sales	$2,750.3	$3,048.2
Cost of goods sold	2,118.8	2,337.9
Gross profit	631.5	710.3
Selling, general and administrative expenses	262.3	279.7
Engineering expenses	92.5	91.4
Amortization of intangibles	10.0	12.1
Income from operations	266.7	327.1
Interest expense, net	15.7	13.5
Other expense, net	12.9	10.2
Income before income taxes and equity in net earnings of affiliates	238.1	303.4
Income tax provision	83.2	104.4
Income before equity in net earnings of affiliates	154.9	199.0
Equity in net earnings of affiliates	11.1	14.1
Net income	166.0	213.1
Net loss attributable to noncontrolling interests	2.2	0.6
Net income attributable to AGCO Corporation and subsidiaries	$168.2	$213.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.79	$2.20
Diluted	$1.77	$2.15
Cash dividends declared and paid per common share	$0.11	$0.10
Weighted average number of common and common equivalent shares outstanding:
Basic	93.9	97.3
Diluted	95.1	99.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2014	2013
Net sales	$5,083.7	$5,451.3
Cost of goods sold	3,937.3	4,207.9
Gross profit	1,146.4	1,243.4
Selling, general and administrative expenses	529.3	535.4
Engineering expenses	174.7	179.4
Amortization of intangibles	20.0	24.1
Income from operations	422.4	504.5
Interest expense, net	29.6	26.1
Other expense, net	24.1	13.9
Income before income taxes and equity in net earnings of affiliates	368.7	464.5
Income tax provision	129.6	157.3
Income before equity in net earnings of affiliates	239.1	307.2
Equity in net earnings of affiliates	26.1	23.0
Net income	265.2	330.2
Net loss attributable to noncontrolling interests	2.6	1.5
Net income attributable to AGCO Corporation and subsidiaries	$267.8	$331.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.83	$3.41
Diluted	$2.79	$3.34
Cash dividends declared and paid per common share	$0.22	$0.20
Weighted average number of common and common equivalent shares outstanding:
Basic	94.6	97.2
Diluted	95.9	99.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2014	2013

Cash flows from operating activities:
Net income	$265.2	$330.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	119.3	101.4
Deferred debt issuance cost amortization	1.8	1.8
Amortization of intangibles	20.0	24.1
Amortization of debt discount	—	4.6
Stock compensation	11.8	28.1
Equity in net earnings of affiliates, net of cash received	(19.6)	(12.2)
Deferred income tax provision	8.6	27.7
Other	2.1	0.1
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(271.4)	(389.8)
Inventories, net	(418.1)	(404.7)
Other current and noncurrent assets	(37.2)	2.9
Accounts payable	12.6	214.9
Accrued expenses	8.6	107.4
Other current and noncurrent liabilities	42.1	28.5
Total adjustments	(519.4)	(265.2)
Net cash (used in) provided by operating activities	(254.2)	65.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(155.5)	(174.2)
Proceeds from sale of property, plant and equipment	1.5	2.2
Purchase of businesses	(0.1)	(0.1)
Net cash used in investing activities	(154.1)	(172.1)
Cash flows from financing activities:
Purchases and retirement of common stock	(290.0)	(1.0)
Proceeds from debt obligations, net	51.9	91.7
Repurchase or conversion of convertible senior subordinated notes	(49.7)	—
Payment of dividends to stockholders	(20.6)	(19.4)
Payment of minimum tax withholdings on stock compensation	(11.9)	(15.9)
Distribution to noncontrolling interests, net	(2.0)	(2.1)
Payment of debt issuance costs	(1.3)	—
Net cash (used in) provided by financing activities	(323.6)	53.3
Effects of exchange rate changes on cash and cash equivalents	8.0	(46.9)
Decrease in cash and cash equivalents	(723.9)	(100.7)
Cash and cash equivalents, beginning of period	1,047.2	781.3
Cash and cash equivalents, end of period	$323.3	$680.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cost of goods sold	$0.3	$1.3	$0.8	$1.9
Selling, general and administrative expenses	5.3	18.5	11.2	26.4
Total stock compensation expense	$5.6	$19.8	$12.0	$28.3

2.     INDEBTEDNESS

Indebtedness at June 30, 2014 and December 31, 2013 consisted of the following:

	June 30, 2014	December 31, 2013
1¼% Convertible senior subordinated notes due 2036	$151.5	$201.2
4½% Senior term loan due 2016	273.8	275.0
5⅞% Senior notes due 2021	300.0	300.0
Credit facility expires 2019	355.0	360.0
Other long-term debt	144.8	114.0
	1,225.1	1,250.2
Less: Current portion of long-term debt	(94.4)	(110.5)
1¼% Convertible senior subordinated notes due 2036	(151.5)	(201.2)
Total indebtedness, less current portion	$979.2	$938.5

Holders of the Company’s 1¼% convertible senior subordinated notes had the ability to convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeded 120% of the conversion price of $40.27 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. In May 2014, the Company announced its election to redeem all of its outstanding 1¼% convertible senior subordinated notes with an effective date of June 20, 2014. Substantially all of the holders of the notes converted their notes with settlement dates during July 2014. Therefore, the Company classified the notes as a current liability as of June 30, 2014. Due to the ability of the holders of the notes to convert the notes during the three months ending March 31, 2014, the Company also classified the notes as a current liability as of December 31, 2013.

3.    INVENTORIES

Inventories at June 30, 2014 and December 31, 2013 were as follows:

	June 30, 2014	December 31, 2013
Finished goods	$958.0	$775.7
Repair and replacement parts	658.9	550.2
Work in process	195.6	109.0
Raw materials	625.4	581.2
Inventories, net	$2,437.9	$2,016.1

4.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At June 30, 2014 and December 31, 2013, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of June 30, 2014 and December 31, 2013, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.4 billion and $1.3 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.7 million and $14.2 million during the three and six months ended June 30, 2014, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.5 million and $12.1 million during the three and six months ended June 30, 2013, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of June 30, 2014 and December 31, 2013, these retail finance joint ventures had approximately $66.9 million and $68.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.    NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provided for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes were converted in connection with certain change of control transactions. Dilution of weighted shares outstanding depends on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2014 and 2013 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$168.2	$213.7	$267.8	$331.7
Weighted average number of common shares outstanding	93.9	97.3	94.6	97.2
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.79	$2.20	$2.83	$3.41
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$168.2	$213.7	$267.8	$331.7
Weighted average number of common shares outstanding	93.9	97.3	94.6	97.2
Dilutive stock-settled appreciation rights and performance share awards	0.2	0.9	0.3	0.9
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.0	1.1	1.0	1.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	95.1	99.3	95.9	99.2
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.77	$2.15	$2.79	$3.34

Share Repurchase Program

In July 2012, the Company’s Board of Directors approved a share repurchase program under which the Company can repurchase up to $50.0 million of its common stock. This share repurchase program does not have an expiration date. In December 2013, the Company’s Board of Directors approved an additional share repurchase program under which the Company can repurchase up to $500.0 million of its common stock through an expiration date of June 2015.

During the six months ended June 30, 2014, the Company entered into accelerated repurchase agreements (“ASRs”) with a financial institution to repurchase an aggregate of $290.0 million of shares of the Company’s common stock.  The Company has received approximately 4,178,915 shares during the six months ended June 30, 2014 related to these ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets. Of the $550.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $241.4 million.

6.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2014 and 2013 are as follows:

Three Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2014
Net sales	$686.2	$440.2	$1,521.9	$102.0	$2,750.3
Income (loss) from operations	95.5	29.9	188.1	(3.3)	310.2

2013
Net sales	$788.9	$540.0	$1,599.0	$120.3	$3,048.2
Income (loss) from operations	121.6	59.7	204.9	(0.8)	385.4

Six Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2014
Net sales	$1,333.7	$793.8	$2,757.8	$198.4	$5,083.7
Income (loss) from operations	151.0	57.8	309.0	(4.6)	513.2

2013
Net sales	$1,413.1	$1,005.7	$2,792.2	$240.3	$5,451.3
Income from operations	193.7	108.0	304.6	4.7	611.0

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Segment income from operations	$310.2	$385.4	$513.2	$611.0
Corporate expenses	(28.2)	(27.7)	(59.6)	(56.0)
Stock compensation expense	(5.3)	(18.5)	(11.2)	(26.4)
Amortization of intangibles	(10.0)	(12.1)	(20.0)	(24.1)
Consolidated income from operations	$266.7	$327.1	$422.4	$504.5

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and six months ended June 30, 2014, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2014	2013	% change from 2013	$	%
North America	$686.2	$788.9	(13.0)%	$(6.3)	(0.8)%
South America	440.2	540.0	(18.5)%	(42.0)	(7.8)%
Europe/Africa/Middle East	1,521.9	1,599.0	(4.8)%	59.9	3.8%
Asia/Pacific	102.0	120.3	(15.2)%	(2.3)	(1.9)%
	$2,750.3	$3,048.2	(9.8)%	$9.3	0.3%

	Six Months Ended June 30,			Change due to currency translation
	2014	2013	% change from 2013	$	%
North America	$1,333.7	$1,413.1	(5.6)%	$(15.8)	(1.1)%
South America	793.8	1,005.7	(21.1)%	(110.8)	(11.0)%
Europe/Africa/Middle East	2,757.8	2,792.2	(1.2)%	92.6	3.3%
Asia/Pacific	198.4	240.3	(17.4)%	(6.0)	(2.5)%
	$5,083.7	$5,451.3	(6.7)%	$(40.0)	(0.7)%